Exhibit 10.T

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between NAPCO Security Technologies, Inc., its successors and assigns (the “Company”) and Kevin S. Buchel (the “Executive”) as of the date first written below.

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer and President and the Executive desires to serve in such capacity on behalf of the Company.

WHEREAS, the Company and Executive desire and intend that this Agreement shall govern the terms and conditions of the Executive’s employment with the Company as of the Effective Date (as defined below) and this Agreement shall supersede all prior employment agreements, offer letters, severance agreements and discussions of employment between the Company and the Executive, including that certain Severance Agreement between the Company and the Executive, dated December 30, 2015 (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.Employment.

(a)Term. This Agreement shall begin on July 8, 2026 (the “Effective Date”) and shall continue until the termination of the Executive’s employment. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.” The Executive’s employment during the Term shall be as an “at-will” employee; the Executive may resign his employment at any time, and the Company may terminate the Executive’s employment at any time, for any reason or no reason, subject to the provisions of this Agreement.

(b)Duties. During the Term, the Executive shall serve as the Chief Executive Officer and President, with such duties, responsibilities, and authority commensurate therewith, and shall report directly to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Board that are consistent with and within the scope of Executive’s position.

(c)Best Efforts. During the Term, the Executive shall devote the Executive’s best efforts and full business time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 15 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, which shall not be unreasonably withheld, on corporate, advisory or scientific advisory boards, and (ii) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 15 below.

(d)Principal Place of Employment. The Executive understands and agrees that the Executive’s principal place of employment will be Amityville, New York (“Principal Place of

Employment”). The Executive will be required to travel for business in the course of performing the Executive’s duties for the Company.

2.Compensation.

(a)Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $900,000, which shall be paid in instalments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) on an annual basis. Any adjusted amount following such review shall be considered “Base Salary” for purposes of this Agreement.

(b)Annual Bonus. For each fiscal year during the Term, the Executive shall be eligible to earn an annual bonus, the amount of which shall be determined by the Compensation Committee in its discretion based on the achievement of performance criteria (“Annual Bonus”). The target amount of the Annual Bonus shall be fifty percent (50%) of the Executive’s Base Salary (the “Target Bonus”), but the actual amount of the Annual Bonus may range from 25% to 75% of the Executive’s Base Salary based on performance against the pre-established criteria. Any Annual Bonus shall be paid within forty-five (45) days of the Company’s receipt of its audited financial statements for the applicable fiscal year; provided, that, the Executive continues to be employed with the Company on the date of payment.

(c)Equity Compensation. The Executive shall be eligible to participate in the NAPCO Security Technologies, Inc. 2022 Employee Stock Option Plan (the “Option Plan”), and any successor equity plan, as determined in the sole discretion of the Compensation Committee.

(1)For the initial annual grant under this Agreement, the target amount of the Executive’s equity compensation award shall be fifty percent (50%) of the Executive’s Base Salary. The initial grant shall take the form of one-half stock options (applying a standard Black-Scholes valuation model), to be granted at the Effective Date, and one-half restricted stock units (“RSUs”), with the RSU grant to be made effective upon and subject to shareholder approval of the adoption of a successor equity plan or an amendment to the Option Plan allowing for full share awards, with each of the initial awards vesting ratably effective as of each of the first four anniversaries of the Effective Date. In the event that the Company’s shareholders do not approve the requisite successor plan or amendment to the Option Plan at the next shareholder meeting following the Effective Date, then the remaining half of the initial award shall be granted in the form of stock options of equivalent value.

(2)For each subsequent annual grant to be made while the Executive is actively employed under this Agreement, the target amount of the Executive’s equity compensation award shall be fifty percent (50%) of the Executive’s Base Salary, with the actual amount of the grant to be within the range of thirty-five percent (35%) and sixty-five (65%) of Base Salary, to be determined by the Compensation Committee as informed by the Company’s performance for the most recently completed fiscal year. It is expected that each subsequent grant shall take the form of RSUs only, with each of the awards vesting ratably effective as of each of the first four anniversaries of the grant date.

(3)The form, amount, and other terms and conditions of the equity awards shall be determined by the Compensation Committee in its sole discretion and set forth in the applicable award agreement.

3.Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any Affiliate (as defined below) of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4.Vacation. During the Term, the Executive shall be eligible to vacation each year and holiday and sick leave at levels commensurate with those provided to similarly situated US executives of the Company, in accordance with the Company’s vacation policy as in effect from time to time, which as of the Effective Date is an unlimited policy.

5.Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel and other documented business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.

6.Termination of Employment Without Cause; Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the provisions of this Section 6 shall apply.

(a)The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than thirty (30) days’ prior written notice to the Executive and the Executive may resign for Good Reason upon the same thirty (30) day prior written notice period.

(b)Unless the Executive complies with the provisions of Section 6(c) below, upon termination of employment under Section 6(a) above, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

(c)Notwithstanding the provisions of Section 6(b) above, upon termination of employment under Section 6(a) above, if the Executive timely executes and does not revoke the Release, and so long as the Executive continues to comply with the provisions of Section 15 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive cash payments equal to the product of (i) the sum of (x) the Executive’s Base Salary at the rate in effect for the year in which the Executive’s date of termination of employment occurs, and (y) the Target Bonus, multiplied by (ii) two, payable in substantially equal installments over a twenty-four (24) month period in accordance with the Company’s normal payroll practices, commencing within forty-five (45) days of the Executive’s date of termination.

7.Termination in Connection with Change in Control. Notwithstanding anything to the contrary herein, if there is a CIC Termination, then the provisions of this Section 7 shall apply.

(a)Unless the Executive complies with the provisions of Section 7(b) below, upon a CIC Termination, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

(b)Notwithstanding the provisions of Section 7(a) above, upon a CIC Termination, if the Executive executes and does not revoke the Release, and so long as the Executive continues to comply with the provisions of Section 15 below, then the severance payment in the amount set forth in Section 6(c) shall be made in a single lump sum within forty- five (45) days of the Executive’s date of termination.

8.Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

9.Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon thirty (30) days’ prior written notice to the Company, which notice can be waived by the Company in exchange for payment in lieu thereof. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.

10.Disability. If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment is terminated by the Company due to Disability, the provisions of this Section 10 shall apply.

(a)Unless the Executive complies with the provisions of Section 10(b) below, upon termination of employment under Section 10 above, no other payments or benefits shall be due under this Agreement to the Executive other than the Accrued Obligations.

(b)Notwithstanding the provisions of Section 10(a) above, upon termination of employment under Section 10 above, if the Executive executes and does not revoke the Release, and so long as the Executive continues to comply with the provisions of Section 15 below, in addition to the Accrued Obligations, the Executive shall be entitled to receive (i) a lump sum cash payment equal to sixty percent (60%) of the Executive’s Base Salary at the rate in effect for the year in which the Executive’s date of termination of employment occurs, which payment shall be made within forty-five (45) days of the Executive’s date of termination, and (ii) a prorated amount of the Executive’s Annual Bonus when the Annual Bonus is otherwise paid to the Company’s senior executives, subject in all respects to actual performance under the bonus program terms.

11.Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Executive shall be entitled to receive a lump sum cash payment equal to the Executive’s Base Salary at the rate in effect for the year in which the Executive’s date of death, which payment shall be made within forty-five (45) days of the Executive’s date of death, and no other payments or benefits other than amounts payable to the Executive under any Company-sponsored life insurance plan shall be due under this Agreement to the Executive (other than the Accrued Obligations).

Except as set forth in Sections 6 through 11 above, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

12.Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company and its parent(s), subsidiaries, and Affiliates.

13.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” shall mean (i) any Base Salary earned through the Executive’s termination of employment that remains unpaid; and (ii) any Annual Bonus payable with respect to any fiscal year which ended prior to the effective date of the Executive’s termination of employment, which remains unpaid. The Accrued Obligations shall be paid following the Executive’s termination of employment at such times and in accordance with such policies as would normally apply to such amounts and regardless of whether the Executive executes or revokes the Release.

(b)“Cause” shall mean any of the following grounds for the Executive’s termination of employment: (i) the Executive’s material dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation, or embezzlement by the Executive of the Company’s funds or assets; (iii) the Executive willfully failing or refusing to perform, the Executive’s duties to the Company (other than a failure resulting from Executive’s Disability); (iv) the Executive’s commission of, or a plea of guilty or nolo contendere to, any felony, crime involving fraud or misrepresentation, or any other crime (whether or not connected with the Executive’s employment); (v) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement or other written agreement with the Company; or (vi) the Executive’s material violation of the Company’s code of conduct, anti-harassment policy, or other written workplace policies. Prior to any termination of employment for Cause pursuant to each such event listed in (i), (iii), (v), or (vi) above, to the extent such event(s) is capable of being cured by the Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and the Executive shall have the opportunity to remedy same within fifteen (15) days after receiving written notice. If the circumstances alleged to constitute Cause are remedied within the fifteen (15) day cure period, no Cause shall exist to terminate Executive.

(c)“Change in Control” shall have the meaning set forth in the Option Plan.

(d)“Change in Control Period” shall mean the period commencing ninety (90) days prior to a Change in Control and ending on the first anniversary of such Change in Control.

(e)“CIC Termination” shall mean termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the Change in Control Period, provided that, in either case, a Change in Control actually occurs.

(f)“Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan and if the Company does not have a long-term disability plan, shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s position, with or without reasonable accommodation, for one hundred twenty (120) days out of any three hundred sixty five (365)-day period.

(g)“Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability:

(i)A material diminution by the Company of the Executive’s title, authority, reporting structure or duties (excluding any isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by the Company within the cure period);

(ii)The relocation of the Executive’s Principal Place of Employment to a location that increases the Executive’s commute to work by more than fifty (50) miles;

(iii)A reduction in the Executive’s Base Salary by more than 10% (other than an across the board reduction of base salary for similarly situated senior level executives); or

(iv)Any action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s thirty (30)-day cure period.

(h)“Release” shall mean a separation agreement and general release of any and all claims against the Company and its Affiliates with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in form and substance specified by and acceptable to the Company, and will include provisions in which the Executive shall reaffirm and agree to remain bound by the restrictive covenants set forth in Section 15 below and a cooperation covenant requiring the Executive to assist the Company with any litigation, investigation, or regulatory matter relating to matters within the Executive’s knowledge. Such general release shall be executed and delivered (and no longer subject to the seven-business day revocation period) by the Executive within thirty (30) days following delivery of the general release to the Executive.

14.Section 409A.

(a)This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in- kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

(d)Notwithstanding the foregoing, the Company makes no representation that this Agreement and the payments provided for hereunder comply with section 409A of the Code and shall have no liability to the Executive for failure to comply with section 409A of the Code.

15.Restrictive Covenants.

(a)Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its Affiliates and for the twelve-month period following the Executive’s termination of employment for any reason, including a termination of employment where severance is not payable to the Executive (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States. The term “Competitive Business” means any person, concern or entity which is engaged in or conducts a business substantially similar to the Business of the Company and its Affiliates. The term “Business” means the manufacturing and designing of high- tech electronic security devices, cellular communication services for intrusion and fire alarm systems, providing of school safety solutions and offering of security products, encompassing access control systems, door-locking products, intrusion and fire alarm systems and video surveillance products used for commercial, residential, institutional, industrial and governmental applications. The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates and the Executive’s position with the Company, the foregoing scope is reasonable and appropriate, and necessary to protect the Company’s legitimate business interests. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the

Company or Parent or any other entity under common control with the Company. The Executive and the Company agree that this Agreement and the terms set forth herein are sufficient consideration for the covenants in this Section 15.

(b)Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity. This restriction applies to any person who was an employee of the Company or its Affiliates at any time during the twelve (12) months preceding the Executive’s termination of employment.

(c)Nonsolicitation of Customers. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer of the Company or an Affiliate for the purpose of providing such customer with services or products competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate.

(d)Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 15(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. For purposes of this Agreement, the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of: (i) this Agreement; (ii) any other agreement or instrument to which the Company or an Affiliate is a party or a beneficiary; or (iii) any duty owed to the Company or an Affiliate by the Executive or by any third party. It shall also not include any information that was reasonably demonstrated to be known to Executive prior to Executive’s employment with the Company; provided, however, that if the Executive shall desire or seek to disclose, use, lecture upon, or publish any Proprietary Information, the Executive shall first obtain approval from the Company.

(e)Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(f)Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development of existing or future products or services and which are conceived, developed, or made by the Executive while employed by the Company, whether or not on Company time or using Company resources (“Work Product”) belong to the Company. The Executive will perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, limited powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.

(g)Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish or communicate in any public forum or otherwise, any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, directors, and existing and prospective customers, suppliers, or investors. Following termination of Executive’s employment, the Company agrees to direct its senior officers and directors to not make any public statements that are defamatory about the Executive. Nothing in this Section shall restrict either party from making any disclosures required by applicable law, regulation, or legal process, or from making truthful statements in connection with any litigation, arbitration, or governmental proceeding.

(h)Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, proprietary information, or Work Product. The Executive’s entitlement to severance payments under this Agreement shall be conditioned upon compliance with this Section.

(i)Restrictive Covenant Acknowledgement. The Executive acknowledges and agrees that the foregoing restrictions contained in Section 15 are reasonable, proper and necessitated by the legitimate business interests of the Company and will not prevent the Executive from earning a living or pursuing a career. In the event that a court of competent jurisdiction determines that any of the provisions of this Agreement (including, without limitation, the provisions of Section 15) would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, too long a period of time, insufficient consideration, or otherwise, then such provisions automatically shall be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and the minimum amount of required consideration as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified.

16.Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 15 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to seek to enforce Section 15 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 15.

17.Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 15 and 16) shall survive any termination of the Executive’s employment or termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, subject to Section 25.

19.Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.

(c)All determinations to be made under this Section shall be made by an independent accounting firm, consulting firm, law firm or other independent service provider selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Firm”). The Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten days of the transaction. Any such determination by the Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

20.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when emailed, hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

333 Bayview Avenue

Amityville, New York, 11701

Attn: Chairman of the Board

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

21.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

22.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

23.Binding Arbitration and Waiver of Right to Participate in Class Actions. Except for disputes relating to, or arising out of, the Executive’s obligations set forth in Section 15, including the Company’s right to independently seek and obtain injunctive relief in state or federal courts, the parties agree to arbitrate any and all claims, disputes or controversies relating to, or arising out of, or concerning, this Agreement and/or the Executive’s employment with the Company, including termination of the Executive’s employment. The parties’ agreement to arbitrate employment-related claims is intended to include, but is not limited to, claims concerning compensation, benefits or other terms and conditions of employment, or any other claims whether arising by statute or otherwise including, but not limited to, employment claims of wrongful discharge, discrimination, harassment or retaliation under federal, state or local laws including, without limitation, State of New York; Title VII of the Civil Rights Act as amended, the Equal Pay Act, the Americans With Disabilities Act (as amended), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act; the Patient Protection and Affordable Care Act, and claims arising under the Fair Labor Standards Acts, or any other national, federal, state or local employment or discrimination laws, rules or regulations. The Executive’s agreement to arbitrate also includes claims for breach of contract, violation of internal procedure or policy, wrongful termination in violation of public policy, wrongful discharge or termination, tort claims including negligence, defamation, loss of reputation, interference with contractual relations or prospective economic advantage, retaliation, and negligent or intentional infliction of emotional distress. The Executive agrees that all such claims will be fully and finally resolved by mandatory, binding arbitration conducted by the American Arbitration Association (“AAA”) located in New York, New York, pursuant to the AAA then-current Employment Arbitration Rules and Mediation Procedures. A copy of those rules is available online at www.adr.org/aaa. The Company as the employer will bear the administrative costs and arbitrator fees, and the arbitrator in such action may award whatever remedies would be available to the parties in a court of law. The purpose of this provision is to require binding arbitration of such disputes, claims or controversies that are or may be arbitrable, and the inclusion of any claim in this provision as to which a jury trial or civil action may not be waived will not taint or invalidate the remainder of this provision. To be clear, this agreement to arbitrate does not apply to any lawsuit to enforce this arbitration clause, or, as referenced above, to seek relief as set forth in Section 15 of this Agreement. Those lawsuits will be commenced in the state or federal courts sitting in the State of New York and the Executive consents to the jurisdiction of the federal or state courts of State of New York.

24.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 15, will continue to apply in favor of the successor.

25.Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

26.Indemnification. During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.

27.Entire Agreement. This Agreement sets forth the entire agreement of the parties related to the items set forth herein and supersedes any and all prior agreements and understandings related thereto, including the Prior Agreement. This Agreement may be changed only by a written document signed by the Executive and the Company.

28.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

29.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of New York without regard to rules governing conflicts of law.

30.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts and electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

31.Acknowledgments. The Executive acknowledges that (a) the Executive has the right to consult with counsel prior to signing this Agreement and has had a full and adequate opportunity to read, understand and discuss with the Executive’s advisors, including counsel, the terms and conditions contained in this Agreement prior to signing hereunder, and (b) this Agreement is supported by fair and reasonable consideration independent from the continuation of employment.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NAPCO SECURITY TECHNOLOGIES, INC.

/s/ Rick Lazio
Name:	Rick Lazio
Title:	Chair of the Compensation Committee of the Board of Directors
Date:	July 8, 2026

EXECUTIVE

/s/ Kevin S. Buchel
Name:	Kevin S. Buchel
Date:	July 8, 2026

Signature Page to Employment Agreement